Exhibit 99.5
GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
NUMBER ON SUBSTITUTE FORM W-9
A.     TIN — The Taxpayer Identification Number for most individuals is your social security number. Refer to the following chart to determine the appropriate number:

Give the
SOCIAL SECURITY
For this type of account		Number of

1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee(1)
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)
5.	Sole proprietorship or single-owner LLC	The owner(3)

Give the
For this type of account		EMPLOYER IDENTIFICATION
Number of

6.	Sole proprietorship or single-owner LLC	The owner(3)
7.	A valid trust, estate or pension trust	Legal entity(4)
8.	Corporate	The corporation
9.	Association, club, religious, charitable, educational or other tax-exempt organization	The organization
10.	Partnership or multi-member LLC	The partnership
11.	A broker or registered nominee	The broker or nominee
12.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s name and social security number.
(3)	Show the individual’s name. You may also enter your business name or “doing business as” name. You may use either your social security number or your employer identification number.
(4)	List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

B.	Exempt Payees — The following lists exempt payees. If you are exempt, you must nonetheless complete the form and provide your TIN in order to establish that you are exempt. Check the box in Part 2 of the form, sign and date the form. Section references in those guidelines refer to section under the Internal Revenue Code of 1986, as amended.
For this purpose, Exempt Payees include: (1) A corporation; (2) An organization exempt from tax under section 501(a), or an individual retirement plan (IRA) or a custodial account under section 403(b)(7); (3) The United States or any of its agencies or instrumentalities; (4) A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities; (5) A foreign government or any of its political subdivisions, agencies or instrumentalities; (6) An international organization or any of its agencies or instrumentalities; (7) A foreign central bank of issue; (8) A dealer in securities or commodities required to register in the U.S. or a possession of the U.S.; (9) A real estate investment trust; (10) An entity registered at all times during the tax year under the Investment Issuer Act of 1940; (11) A common trust fund operated by a bank under section 584(a); (12) A financial institution.

C.	Obtaining a Number
If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, application for a Social Security Number, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number.

D.	Privacy Act Notice
Section 6109 requires most recipients of dividend, interest or certain other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable-interest, dividend, and certain other payments to a payee who does not furnish a taxpayer. Certain penalties may also apply.

E.	Penalties

(1)	Penalty for Failure to Furnish Taxpayer Identification Number. If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2)	Civil Penalty for False Information with Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3)	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4)	Misuse of Taxpayer Identification Numbers. If the requestor discloses or uses taxpayer identification numbers in violation of federal law, the requestor may be subject to civil and criminal penalties.
FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.